CHANNELMATIC, INC.

                     FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1994 AND 1993
                     TOGETHER WITH AUDITOR'S REPORT















                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholder of Channelmatic, Inc.:

We have audited the accompanying balance sheets of CHANNELMATIC, INC. (a California corporation) as of December 31, 1994 and 1993, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Channelmatic, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                        ARTHUR ANDERSEN LLP


San Diego, California
February 9, 1995



                             CHANNELMATIC, INC.


                               BALANCE SHEETS

                      AS OF DECEMBER 31, 1994 AND 1993


                                            1994           1993

                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents              $  112,000     $ 105,000
  Trade receivables (net of allowance of
    $50,000 and $54,000, respectively)    1,675,000       772,000
  Inventory                               1,768,000     1,103,000
  Prepaids and other                         87,000        54,000
                                         ----------    ----------
        Total current assets              3,642,000     2,034,000

PROPERTY, PLANT AND EQUIPMENT, net          730,000       404,000
                                         ----------    ----------
                                         $4,372,000    $2,438,000
                                         ==========    ==========

                    LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                 $  909,000     $ 602,000
  Accrued expenses                          719,000       271,000
  Line of credit                            600,000           -
  Customer deposits                          15,000       118,000
                                         ----------    ----------
        Total current liabilities         2,243,000       991,000
                                         ----------    ----------
SHAREHOLDER'S EQUITY
  Common stock, 1,000 shares authorized,
    270 shares issued and outstanding,
    stated at                                27,000        27,000
  Retained earnings                       2,102,000     1,420,000
                                         ----------    ----------
        Total shareholder's equity        2,129,000     1,447,000
                                         ----------    ----------
                                         $4,372,000    $2,438,000
                                         ==========    ==========


        The accompanying notes are an integral part of these balance sheets.



                             CHANNELMATIC, INC.


                 STATEMENTS OF INCOME AND RETAINED EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                            1994           1993

SALES                                    $9,401,000    $5,532,000

COST OF SALES                             5,270,000     2,927,000
                                         ----------    ----------
                                          4,131,000     2,605,000
OPERATING EXPENSES:
  Selling, general and administrative     2,360,000     1,790,000
  Research and development                  670,000       370,000
                                         ----------    ----------
INCOME FROM OPERATIONS                    1,101,000       445,000

INTEREST EXPENSE, net                        36,000         8,000
                                         ----------    ----------
        Income before provision for
          income taxes                    1,065,000       437,000

PROVISION FOR INCOME TAXES                   32,000        12,000
                                         ----------    ----------
        Net income                        1,033,000       425,000

RETAINED EARNINGS, beginning of year      1,420,000     1,255,000

LESS--Shareholder distributions            (351,000)    (260,000)
                                         -----------   ----------
RETAINED EARNINGS, end of year           $2,102,000    $1,420,000
                                         ===========   ==========




      The accompanying notes are an integral part of these statements.




                             CHANNELMATIC, INC.


                          STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993


                                            1994           1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                             $1,033,000      $425,000
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization           177,000       118,000
  Changes in assets and liabilities:
    Trade receivables                      (903,000)    (478,000)
    Prepaids and other assets               (33,000)        1,000
    Inventory                              (665,000)    (264,000)
    Trade accounts payable                  307,000       395,000
    Accrued expenses and other              448,000        18,000
    Customer deposits                      (103,000)       83,000
                                          ----------    ---------
        Net cash provided by operating
          activities                        261,000       298,000
                                          ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchase of property, plant and
     equipment                             (503,000)    (148,000)
                                          ----------    ---------
        Net cash used in investing
           activities                      (503,000)    (148,000)
                                          ----------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on line of credit          600,000         -
  Cash distributions to shareholder        (351,000)    (260,000)
                                          ----------    ---------
        Net cash provided by (used in)
           financing activities             249,000     (260,000)
                                          ----------    ---------
NET INCREASE (DECREASE) IN CASH               7,000     (110,000)

CASH AND CASH EQUIVALENTS,
   beginning of year                        105,000       215,000
                                          ----------    ---------
CASH AND CASH EQUIVALENTS, end of year   $  112,000      $105,000
                                          ==========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
  Interest paid during the year          $   33,000      $  9,000
  Income taxes paid during the year           5,800         5,900



      The accompanying notes are an integral part of these statements.




                             CHANNELMATIC, INC.


                       NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1994 AND 1993




1.     Summary of Significant Accounting Policies

       Business

       Channelmatic, Inc. (the "Company") designs, manufactures, sells and services analog and digital television automation systems. The systems are used to play television programs and commercials on cable and broadcast television, as well as full service telecommunication networks.

       Revenue Recognition

       The Company recognizes revenues when shipments are made to customers and no significant obligations remain. Payments received or billed in advance of shipment are deferred and recognized in the period the shipment is made.
       Maintenance and customer support revenue is deferred and recognized ratably as revenue over the term of the agreement (usually twelve months).

       Cash and Cash Equivalents

       The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of savings accounts and certificates of deposit.

       Inventories

       Inventories are stated at the lower of cost (first in, first out) or market and include material, labor and overhead.

       Property, Plant and Equipment

       Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements.

       Reclassifications

       Certain reclassifications have been made to prior year balances to conform to current year presentation.



2.     Inventories

Inventories at December 31, are summarized as follows:

                                            1994           1993

       Raw materials                     $  879,000     $ 398,000
       Work in process                      434,000       157,000
       Finished goods                       455,000       548,000
                                         ----------    ----------
                                         $1,768,000    $1,103,000
                                         ==========    ==========

3.     Property, Plant and Equipment

Property, plant and equipment as of December 31, consist of the following:

                                            1994           1993

       Land and land improvements        $  110,000    $  110,000
       Automobiles                           44,000        75,000
       Furniture and fixtures                62,000        61,000
       Leasehold improvements               138,000       138,000
       Machinery and equipment            1,496,000       995,000
                                         ----------    ----------
                                          1,850,000     1,379,000

       Less--Accumulated depreciation
         and amortization                (1,120,000)    (975,000)
                                         ----------    ----------
                                         $  730,000    $  404,000
                                         ==========    ==========

All significant additions and betterments are capitalized.
Repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

4.     Line of Credit

During the year, the Company entered into a revolving line of credit agreement with a bank which expires on April 1, 1995. The agreement provides for maximum borrowings of the lesser of $1,500,000 or specified percentages of eligible accounts receivable and inventory as defined in the agreement. At December 31, 1994, outstanding borrowings were $600,000 with an interest rate at prime plus one percent, (9.5 percent at December 31, 1994). The agreement requires the Company to be in compliance with certain covenants and borrowings are secured by inventories, receivables and equipment. The Company is currently negotiating with the bank to renew this facility for at least a year.

The Company had no borrowings at December 31, 1993.

5.     Commitments and Contingencies

The Company leases its warehouses and office facilities (see Note
6) under noncancelable operating leases expiring in March 2000. Total lease expense was $116,000 and $93,000 for the years ended December 31, 1994 and 1993, respectively. The total future minimum rental payments under the operating leases is as follows:

For the year ended December 31,

       1995                                    $115,000
       1996                                     115,000
       1997                                     113,000
       1998                                      78,000
       1999                                      78,000
       Thereafter                                13,000
                                               --------
                                               $512,000
                                               ========

6.     Related-Party Transactions

The Company leases its office facility discussed in Note 5 above from its sole shareholder. The total related rent expense was $78,000 for the years ended December 31, 1994 and 1993.

7.     Income Taxes

The Company operates as an S Corporation for Federal and state income tax purposes. Although the current and future taxable income of the Company will be treated as if distributed to the stockholders, the Company is responsible for certain minimum state taxes. The Company's tax returns are subject to examination by Federal and state taxing authorities. If such examination results in a change in the Company's status as an S-Corporation, the tax liability of the Company could be changed accordingly.

8.     Significant Customers

The Company recognized revenues of approximately $4,107,000 and $1,965,000 in 1994 and 1993 from sales to five customers. These customers comprised 44% and 36% of total sales in 1994 and 1993, respectively, with one of these customers accounting for 17% and 12% of total sales. Another customer in 1994 accounted for 10% of total sales.


                            CHANNELMATIC, INC.


                              BALANCE SHEET

                         AS OF DECEMBER 31, 1995

                               (Unaudited)



                                 ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                $    116,000
  Trade receivables (net of allowance of
    $52,000)                                    623,000
  Note Receivable - IndeNet                   2,112,000
  Inventory                                   1,509,000
  Prepaids and other                             61,000
                                             ----------
        Total current assets                  4,421,000

PROPERTY, PLANT AND EQUIPMENT, net              694,000
CAPITALIZED R&D EXPENSE, net                    290,000

                                             ----------
                                             $5,405,000
                                             ==========

                  LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                     $  200,000
  Accrued expenses                              486,000
  Customer deposits                             157,000
                                             ----------
        Total current liabilities               843,000
                                             ----------
SHAREHOLDER'S EQUITY
  Common stock, 1,000,000 shares authorized
  and outstanding at $.0001 par value             1,000
  Retained earnings                           (166,000)
  Paid in Capital                             4,727,000
                                             ----------
        Total shareholder's equity            4,562,000
                                             ----------
                                             $5,405,000
                                             ==========


    The accompanying notes are an integral part of this balance sheet



                           CHANNELMATIC, INC.


              STATEMENT OF OPERATIONS AND RETAINED EARNINGS

              FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995

                               (Unaudited)




SALES                                        $7,049,000

COST OF SALES                                 4,658,000
                                             ----------
                                              2,391,000
OPERATING EXPENSES:
  Selling, general and administrative         2,276,000
  Research and development                      257,000
                                             ----------
LOSS FROM OPERATIONS                          (142,000)

INTEREST EXPENSE, net                            85,000
                                             ----------
    Loss before provision for income taxes    (227,000)

BENEFIT FOR INCOME TAXES                       (61,000)
                                             ----------
        Net loss                              (166,000)

RETAINED EARNINGS, beginning of year          2,102,000

RETAINED EARNINGS, Adjustments to           (2,268,000)
                                             ----------
RETAINED EARNINGS, end of year               $(166,000)
                                             ==========




     The accompanying notes are an integral part of this statement.



                           CHANNELMATIC, INC.


                         STATEMENT OF CASH FLOWS

              FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995

                               (Unaudited)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                 $  (166,000)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization               260,000
  Changes in assets and liabilities:
    Trade receivables                           965,000
    Prepaids and other assets                     8,000
    Inventory                                   259,000
    Trade accounts payable                    (605,000)
    Accrued expenses and other                (228,000)
    Customer deposits                           142,000
                                             ----------
    Net cash provided by operating activities   635,000
                                             ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchase of property, plant
    and equipment                             (188,000)
  Net increase in Capitalized R&D Expense     (326,000)
                                             ----------
    Net cash used in investing activities     (514,000)
                                             ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Collections on Note Receivable - IndeNet      888,000

  Net borrowings on line of credit            (600,000)
  Cash distributions to shareholder           (401,000)
                                             ----------
    Net cash used in financing activities     (113,000)
                                             ----------
NET INCREASE IN CASH                              8,000

CASH AND CASH EQUIVALENTS, beginning of year    108,000
                                             ----------
CASH AND CASH EQUIVALENTS, end of year       $  116,000
                                             ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year              $   52,000
  Income taxes paid during the year              40,000


     The accompanying notes are an integral part of this statement.



                           CHANNELMATIC, INC.


                      NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1995




1.     Summary of Significant Accounting Policies

       Business

       Channelmatic, Inc. (the "Company") designs, manufactures, sells and services analog and digital television automation systems. The systems are used to play television programs and commercials on cable and broadcast television, as well as full service telecommunication networks.

       As discussed in Note 8, 66.67% of the Company was sold to IndeNet effective November 27, 1995. To conform to
       IndeNet s fiscal year-end, the Company has changed its fiscal year-end to March 31.

       Revenue Recognition

       The Company recognizes revenues when shipments are made to customers and no significant obligations remain. Payments received or billed in advance of shipment are deferred and recognized in the period the shipment is made. Maintenance and customer support revenue is deferred and recognized ratably as revenue over the term of the agreement (usually twelve months).

       Cash and Cash Equivalents

       The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of savings accounts and certificates of deposit.

       Inventories

       Inventories are stated at the lower of cost (first in, first out) or market and include material, labor and overhead.

       Property, Plant and Equipment

       Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements.

2.   Inventories

  Inventories at December 31, are summarized as follows:

                                              1995

     Raw materials                         $  708,000
     Work in process                          148,000
     Finished goods                           653,000
                                           ----------
                                           $1,509,000
                                           ==========

3.   Property, Plant and Equipment

  Property, plant and equipment as of December 31, consist of the following:

                                              1995

     Automobiles                           $        0
     Furniture and fixtures                     3,000
     Leasehold improvements                     2,000
     Machinery and equipment                  702,000
                                           ----------
                                              707,000

     Less--Accumulated depreciation
       and amortization                      (14,000)
                                           ----------
                                           $  693,000
                                           ==========

  All significant additions and betterments are capitalized. Repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

4.   Commitments and Contingencies

  The Company leases its warehouses and office facilities (see
  Note 6) under noncancelable operating leases expiring in March 2000. Total lease expense was $133,000 for the twelve months ended December 31, 1995. The total future minimum rental payments under the operating leases is as follows:

  For the year ended December 31,

     1996                                     128,000
     1997                                     128,000
     1998                                      78,000
     1999                                      78,000
     Thereafter                                13,000
                                             --------
                                             $425,000
                                             ========

  5. Related-Party Transactions

  The Company leases its office facility discussed in Note 4 above from its sole shareholder. The total related rent expense was $77,500 for the twelve months ended December 31, 1995.

6.   Income Taxes

  The Company operated as an S Corporation for Federal and state income tax purposes for the first eleven months of 1995. On November 27, 1995 the Company changed its status to a C Corporation. Taxable income through November 1995 was treated as if distributed to the stockholders. Taxable income for the month of December 1995 is the responsibility of the new C Corporation. The Company's tax returns are subject to examination by Federal and state taxing authorities. If such examination results in a change in the Company's status as an S-Corporation, the tax liability of the Company could be changed accordingly.

  7. Significant Customers

  The Company recognized revenues of approximately $2,311,000 in 1995 from sales to five customers. These customers comprised 38% of total sales for the Twelve months ended December 31, 1995, with one of these customers accounting for 10% of total sales.

  8. Sale of Business

  Effective November 27, 1995, the Company entered in to an Asset Purchase and Contribution Agreement with IndeNet pursuant to which the Company agreed to sell 66.67% of its assets, business and operations. The purchase price paid by the IndeNet for its 66.67% interest consisted of the following: (i) a $5,602,500 promissory note payable; and (ii) 1,530,000 restricted shares of the IndeNet s Common Stock. In addition, IndeNet agreed to contribute $3,000,000 to the capital of the Company, which amount is payable over an 18-month period with interest at an 8% annual rate. On November 27, 1995, IndeNet made a $755,000 payment on this note. IndeNet also has obtained a five-year option to purchase some or all of the remaining 33.33% interest in the Company for a purchase price of up to $6,000,000 on a pro rata basis.